Exhibit 99.1

FOR IMMEDIATE RELEASE

Premier, Inc. Announces Closing of Initial Public Offering and Full Exercise of OverAllotment Option

CHARLOTTE, NC, October 1, 2013 — Premier, Inc. (NASDAQ: PINC) today announced the closing of its initial public offering of 32,374,751 shares of Class A common stock, including 4,222,793 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments. The offering was priced at $27.00 per share, resulting in aggregate net proceeds of approximately $821.7 million, after underwriting discounts and commissions but before expenses.

Premier is a healthcare performance improvement alliance working with more than 100,000 alternate sites and 2,900 hospitals as well as 400,000 physicians, to achieve the transformation to high quality, cost effective healthcare.

J.P Morgan Securities LLC, BofA Merrill Lynch and Wells Fargo Securities, LLC served as joint book-running managers for the offering. Citigroup, Piper Jaffray & Co., Raymond James and William Blair served as co-managers.

The offering was made only by means of prospectus. A copy of the final prospectus related to the offering has been filed with the Securities and Exchange Commission and may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866.803.9204; or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, by telephone at 800.326.5897 or by emailing cmclientsupport@wellsfargo.com.

A registration statement relating to the securities sold in this offering was declared effective by the Securities and Exchange Commission on September 25, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Contact

Alven Weil, director of Public Relations

Premier, Inc.

704.816.5797

Alven_Weil@PremierInc.com

Jim Storey, vice president of Investor Relations

Premier, Inc.

704.816.5958

Jim_Storey@PremierInc.com